EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made March 1, 2007, by and between HYDROGEN POWER, INC., a Delaware corporation (the “Company”), and David J. Cade (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain Executive, and Executive desires to commence serving the Company, as its Chief Operating Officer, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.  Term. The employment of the Executive by the Company as provided in Section 1 shall be for a period of three (3) years commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 9 below (the “Term”).

3.  Duties; Best Efforts; Place of Performance.

(a)  The Executive shall serve as Chief Operating Officer of the Company and shall perform, subject to the direction of the Board of Directors of the Company (the “Board”), such duties as are customarily performed by the Chief Operating Officer. The Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder.

(b)  The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity (except as expressly permitted below), whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(c)  During the Term, as directed by the Board, the Executive shall provide on at least a monthly basis a written report detailing the progress on the Company’s achievement of certain milestones, as attached hereto as Exhibit A (the “Milestones”).

(d)  During the Term, the Executive shall consult, as directed by the Board, prior to making significant decisions relating to the Company’s personnel, operations, contracts or financing.

4.  Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)  Base Salary. During the Term, Executive shall be entitled to receive from the Company a base salary (the “Base Salary”) equal to:

                    (i) During the first year of the Term:

(1)	For the period from March 1, 2007 to August 31, 2007, a rate of $200,000 per annum; and

(2)	For the period from September 1, 2007 to February 29, 2008, a rate of $225,000 per annum;

(ii)  for each of the second and third years of the Term, at a rate agreed upon by the Executive and the Board. In the event the compensation for each such year of the Term is not determined by the parties on or prior to March 1, 2008 and March 1, 2009, respectively, the Executive shall be entitled to (i) continue his employment at the same Base Salary as he earned immediately prior to such date, or (ii) in the event Executive resigns from his position, the compensation set forth in Section 10(e); provided that, in the event the Company offers to pay the Executive a Base Salary for such year of the Term equal to at least 110% of his Base Salary for the prior year of the Term and the Executive elects to resign from his position in lieu of acceptance of such offer, Executive shall be entitled to the compensation set forth in Section 10(a) instead of Section 10(e).

Base Salary shall be payable in equal semi-monthly installments during the Term, or otherwise in accordance with the Company’s regular payroll practices in effect from time to time.

(b)  Stock Option Grant. The Company shall grant the Executive a stock option to purchase 900,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exercise price of $1.60 per share (the “Option”) based on his performance on behalf of the Company and in accordance with Section 4(c). The Option shall be governed by the Company’s 2005 Stock Option Plan (the “Plan”). For so long as the Executive is an employee of the Company, the Option shall vest, if at all, in three equal and annual installments beginning on the first anniversary of the date hereof. Upon termination of Executive’s employment with the Company, for any reason or no reason, Executive’s rights to any portion of the Option that has not yet vested as of the date of such termination shall not vest and all of Executive’s rights to such unvested portion of the Option shall terminate. In the event of a Change of Control (as such term is defined in the Plan), the entire Option shall vest and become immediately exercisable. The Option shall have a term of 5 years from date of grant and the vested Options shall remain exercisable for 90 days from the date that the Executive is no longer an employee of the Company. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and other terms described in this Section 4(b).

(c)  The above Option will be granted each Fiscal Quarter to the Executive for up to 75,000 shares of Common Stock (such amount subject to increase based on the terms set forth herein) at an exercise price of $1.60 per share. The number of shares for each such grant during the Term shall be determined by the Board in its reasonable discretion after discussion with the Executive as to the achievement of Milestones. To the extent any option grant under this Section relates to less than 75,000 shares of Common Stock, the number of option shares that is equal to the difference between (A) the number of options shares actually granted for such fiscal quarter and (B) 75,000, shall be eligible for issuance pursuant to subsequent option grants made pursuant to this Section. By way of example, if in Quarter 1, the Executive is issued an option to purchase 50,000 shares of Common Stock, the amount of shares potentially subject to the option grant under this Section 4(c) in Quarter 2 shall be 100,000. In the event the Executive is issued an option to purchase 35,000 shares of Common Stock in Quarter 2, the number of shares potentially subject to the option grant in Quarter 3 shall be 140,000. Options issued under this Section shall vest in full at the end of the year of the Term in which they are granted.

(d)  Discretionary Bonus. Each fiscal quarter during the Term, the Executive shall be eligible to receive a cash bonus in an amount of up to $10,000, to be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion, based upon his performance on behalf of the Company during the fiscal quarter and the satisfaction of the Milestones, each of which shall be determined by the Board in its good faith discretion.

(e)  Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

(f)  Home Office Expenses.

The Company shall reimburse executive for reasonable expenses incurred by Executive relating to maintaining a landline and cellular phone service, internet service and office supplies at Executive’s home office, in an amount not to exceed $700.00 per month. The reimbursement shall exclude any expenses relating to the use of office space and any utilities not specifically identified herein.

(g)  Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(h)  Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. During the Term, the Executive shall be entitled to undergo, at the Company’s expense (if not covered under such aforementioned plans), an annual physical examination by his family physician.

(i)  Vacation. Executive shall, during the Term, be entitled to twenty (20) days of vacation per annum, in addition to holidays observed by the Company.

5.  Registration Rights. The Company agrees to use commercially reasonable efforts to register the resale of any shares of Common Stock underlying options granted to Executive pursuant to Sections 4(b), including, if appropriate, filing a supplement to the Company’s prospectus dated February 14, 2006 relating to shares of Common Stock issued under the Plan to include Executive as a selling stockholder with respect to 685,000 shares of Common Stock or otherwise registering such shares for resale on a Form S-8 registration statement.

6.  Confidential Information and Inventions.

(a)  The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as

defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)  Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)  The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)  to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)  The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the field of alternative energies and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)  The provisions above in Section 6 shall survive the termination of this Agreement.

7.  Non-Competition, Non-Solicitation and Non-Disparagement.

(a)  The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of eighteen (18) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (2%) of any class or series of outstanding securities of such corporation.

(b)  During the Term and for a period of 18 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)  solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)  solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii)  solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c)  The Executive agrees that both during the Term and at all times thereafter, he shall not directly or indirectly disparage, whether or not true, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)  In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

(e)  Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)  In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g)  The provisions of this Section 7 shall survive any termination of this Agreement.

8.  Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company as follows:

(a)  Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b)  The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9.  Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a)  During the first year of the Term, the Company or the Executive may terminate Executive’s employment hereunder upon two (2) months written notice to the other party.

(b)  At any time during the Term, the Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i)  The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii)  Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)  Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board;

(iv)  The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)  The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi)  Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)  Breach by the Executive of any of the provisions of Sections 7 or 8 of this Agreement; and

(viii)  Breach by the Executive of any provision of this Agreement other than those contained in Sections 7 or 8 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(c)  The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(c), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(d)  The Executive’s employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

10.  Compensation upon Termination.

(a)  If the Executive’s employment is terminated as a result of his death or pursuant to Sections 9(a) or 9(c), the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary and any earned and unpaid Discretionary Bonus and expense reimbursement amounts through the date of his death or Disability.

(b)  If the Executive’s employment is terminated by the Board for Cause during the first year of the Term, then the Company shall pay to the Executive his Base Salary through the remainder of the first year of the Term and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c)  If the Executive’s employment is terminated by the Board for Cause during the second or third year of the Term, then the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(d)  If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall continue to pay to the Executive his Base Salary through the date of termination and for a period of twelve (12) months following such termination. Notwithstanding anything to the contrary contained herein, in the event it is determined that any payment or other distribution by the Company to or for the benefit of Executive would constitute an “excess parachute provision” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or distribution shall be reduced as necessary to (1) avoid the imposition of any excise tax liability on Executive under Section 4999 of the Code and (2) allow the entire amount of such payment or distribution to be deductible by the Company.

(e)  If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death and other than for reasons specified in Sections 9(a), 9(b), 9(c) or 9(d), then the Company shall (i) continue to pay to the Executive his Base Salary for a period of twelve (12) months following such termination, (ii) pay the Executive any earned and unpaid Discretionary Bonus and expense reimbursement amounts owed through the date of termination and (iii) continue to provide the Executive and his family for a period of twelve (12) months the medical and dental benefits the Executive was receiving immediately prior to the termination date, or, in the event the Company cannot continue to provide such benefits to the Executive, to reimburse Executive an amount equal to the Company’s cost of providing the Executive and his family such benefits for the twelve (12) months immediately prior to the termination date, such amount payable in twelve equal monthly installments. The Company’s obligation under clauses (i), (ii) and (iii) in the preceding sentence shall be subject to offset by any amounts otherwise received by the Executive from any employment during the one year period following the termination of his employment.

(f)  This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10. Further, notwithstanding anything to the contrary contained in this Section 10, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 10 following termination of Executive’s employment unless Executive executes a separate agreement releasing the Company from any and all liability in connection with the termination of Executive’s employment.

(g)  Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(h)  The provisions of this Section 10 shall survive any termination of this Agreement.

11.  Miscellaneous.

(a)  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b)  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 7 or 8 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Seattle, Washington and in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 7 and 8 hereof, the parties hereby submit to the non-exclusive jurisdiction of the courts of the State of Washington, King County, or the United States District Court for the Western District of Washington, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

If to the Company:	Hydrogen Power, Inc. 201 Elliott Ave. W., Suite 400 Seattle, WA 98119 Facsimile: (206) 728-2423 Attn: Chairman of the Board of Directors

If to Executive:	David J. Cade 251 Standish Road Merion Station, PA 19066

(h)  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)  As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HYDROGEN POWER, INC.

By /s/ James Matkin
Its Special Counsel

EXECUTIVE:

/s/ David J. Cade
David J. Cade

EXHIBIT A

Milestones

Milestones for CEO Evaluation

1. Attract Investment

The next milestone involves progress in securing an investment term sheet from one or more major strategic partner/investors and/or equity capital investors. The intention is to raise $3 to 5 million through private placement(s) in the near term.

2. Product Development

The next milestone is to move the current low power benchtop prototype developed in the Seattle lab to a more finished prototype that can be demonstrated offsite. Additional milestones are alpha stage and beta stage field trial units in advance of initial production configuration. Technical requirements:
•	Fuel - increase energy density, create orientation independence and reduce costs.
•	Cartridge - develop sizing, coupling and internal features.
•	Reactor - Improve cartridge loading (ease of operations), field hydration, refine thermal management.
•	Controls - develop hot swappable algorithms, refine hybrid load handling.
•	Fuel Cell - Ensure optimal FC operation with respect to H2 stream, purge and cooling.
•	Housing - protect internals, dissipate heat, EMP protection, professional casing design.

Another milestone is to complete development of the hybrid Ford Ranger truck with on- board hydrogen generation. Additional milestones encompass demonstrating the system to selected government and industry players.

Another milestone is to begin development of 1Kw module, with additional milestones for proceeding through prototype stage, and alpha and beta stage field trials, leading to initial production.

3. Commercial Partners

The next milestone is to develop a commercial relationship with one or more major business partners who needs our technology and brings third party endorsement to our products. Of equal importance is development of a strong commercial relationship with a Fuel Cell provider including a merger and/or development of our own Fuel Cell to be integrated with our hydrogen production technology, with assembly in-house or outsourced.

These milestones will be reviewed for their appropriateness every 6 months and any changes will be negotiated between HPI and Cade.